Exhibit 6.2

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Third Amendment”) is executed effective as of this 31st day of May, 2017 (the “Effective Date”), by and between ELIO MOTORS, INC.(“Buyer”) and RACER PROPERTIES LLC (“Seller”).

RECITALS

A.          Pursuant to a Purchase and Sale Agreement dated February 28, 2013, as amended by letters dated July 8, 2013 and February 28, 2014, and by the Second Amendment to Purchase and Sale Agreement dated March 17, 2015 (“Second Amendment”) (the Purchase and Sale Agreement and the amendments thereto being collectively referred to herein as the “Purchase Agreement”), Buyer agreed to buy and Seller agreed to sell personal property located at 7600 General Motors Boulevard in Shreveport, Louisiana.

B.          Buyer and Seller now wish to amend the Purchase Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, Buyer and Seller hereby covenant and agree as follows:

1.          Defined Terms.  Initially capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

2.          Amendment to Purchase Agreement.

(a) Extension of Deadlines for So-Called “Start of Production”; “Jobs Creation Penalty”; and “Balloon Payment”:  Section 14 of the Certain Basic Terms Schedule is hereby amended by: (i) replacing the phrase “First day of the 24th month after the Effective Date” in the fourth paragraph of such section with the phrase “February 1, 2019”; (ii) replacing the phrase “First day of the 24th month after the Effective Date” in the fifth paragraph of such section with the phrase “September 1, 2019”; and (iii) replacing the phrase “First day of the 36th month after the Effective Date” in the fifth paragraph of such section with the phrase “July 31, 2018”.

(b) Extension of Deadline for So-Called “Jobs Creation Penalty”:  Section 7.3.3 is hereby amended by replacing the phrase "the first day of the thirty- sixth (36th) month after the Effective Date" in the last sentence of such section with the phrase “September 1 2019.”

3.          Application to Second Amendment.  The extension dates of the Jobs Creation Penalty and Balloon Payment Deadlines as set forth in Second Amendment are hereby superceded by this Third Amendment.

4.          No Other Modifications.  Except as expressly modified hereby, the Purchase Agreement shall remain unmodified and in full force and effect.

5.          Governing Law.  This Amendment will be governed by and construed according to the laws of the State of Louisiana.

IN WITNESS WHEREOF, Buyer and Seller have executed this Third Amendment as of the date first set forth above.

BUYER:

ELIO MOTORS, INC., an Arizona corporation

By:	/s/ Paul Elio
Name:	Paul Elio
Title:	CEO

SELLER:

RACER PROPERTIES LLC, a Delaware limited liability company

By: REVITALIZING AUTO COMMUNITIES ENVIRONMENTAL RESPONSE TRUST, a trust formed under the laws of the State of New York

By: EPLET, LLC, acting solely in its capacity as Administrative Trustee of the Revitalizing Auto Communities Environmental Response Trust

By:	/s/ Elliott P. Laws
ELLIOTT P. LAWS, not individually, but acting solely in his capacity as Managing Member of EPLET, LLC